Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Adviser Managed Trust:

We consent to the use of our report dated September 27, 2013 with respect to the financial statements of Adviser Managed Trust, comprised of the Tactical Offensive Equity Fund and Tactical Offensive Fixed Income Fund as of July 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 26, 2013